FOR IMMEDIATE RELEASE

Neogen® Corporation Announces

Appointment of Bryan Riggsbee as Chief Financial Officer

LANSING, Mich., October 30, 2025 — Neogen® Corporation (NASDAQ: NEOG), a global leader of food safety solutions, is pleased to announce the appointment of Bryan Riggsbee as its new Chief Financial Officer effective November 3, 2025. Riggsbee will oversee Neogen’s global finance organization and join the company’s Executive Leadership Team, reporting directly to Chief Executive Officer Mike Nassif. To ensure a smooth transition, David Naemura is expected to remain with the Company until the end of the calendar year.

Riggsbee brings over 25 years of financial leadership experience across the diagnostics and healthcare industries. He joins Neogen from bioMérieux where he served as Chief Financial Officer of its $2 billion North American business. Prior to that, Riggsbee spent nearly a decade as Chief Financial Officer at Myriad Genetics, where he led the company’s finance, accounting, and investor relations functions and played a key role in expanding the company’s portfolio and partnerships, as well as supporting growth into new international markets. Earlier in his career, he held senior finance roles at Laboratory Corporation of America (LabCorp), GE, and KPMG.

“Bryan’s track record of driving disciplined growth and operational excellence across complex global organizations makes him a strong addition to our leadership team,” said Mike Nassif, Neogen’s Chief Executive Officer and President. “His extensive diagnostics background and collaborative approach will be invaluable as we continue executing our strategy to strengthen performance and deliver sustainable growth.”

“Neogen’s focus on protecting the world’s food supply reflects a purpose that deeply resonates with me,” Riggsbee said. “I look forward to working with this exceptional team to advance our strategy, strengthen execution, and deliver lasting value for our stakeholders.”

Riggsbee holds bachelor’s degrees in political science from the University of North Carolina at Chapel Hill and in accounting from North Carolina State University, as well as an MBA from Northwestern University’s Kellogg School of Management.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact

PR@Neogen.com

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